Exhibit 99.(e)(4)

BROOKFIELD INVESTMENT FUNDS

FOURTH AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT dated as of the [•]th of [•], 2017, to the Distribution Agreement, dated as of September 20, 2011, as amended and restated on November 15, 2013, November 1, 2014, and May 29, 2015 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties desire to amend Amended Exhibit A to the Agreement to add the Center Coast Brookfield MLP Focus Fund;

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Fourth Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

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BROOKFIELD INVESTMENT FUNDS	QUASAR DISTRIBUTORS, LLC

By:	By:

Name: Brian F. Hurley	Name:

Title: President	Title:

Fourth Amended Exhibit A

to the Distribution Agreement — BROOKFIELD INVESTMENT FUNDS

Fund Names

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield MLP Focus Fund